PROMISSORY NOTE

US$70,000.00	June21,2011

FOR VALUE RECEIVED, the undersigned, Innolog Holdings Corporation, a Nevada Corporation, and Innovative Logistics Techniques, Inc., a Virginia corporation ("Innolog"), with principal executive offices are located at 4000 Legato Road, Suite 830, Fairfax, Virginia 22033, telephone number is (703) 766-1412, fax number is (703) 766-1425 (together, the "Maker"), promises to pay to Galen Capital Group, LLC, a Delaware limited liability company (the "Payee"), at such place as the Payee may later designate in writing, in lawful money of the United States, the principal sum of seventy thousand United States dollars ($70,000.00) (the "Principal Amount" as further defined herein) in accordance with this secured promissory note (the "Note") under the terms set forth herein.

1.	Principal Amount:

The Principal Amount is seventy thousand dollars ($70,000) (("Principal Amount").

2.	Maturity Date/Pre-payment:

The maturity date ("Maturity Date") is July 20,2011. The Maker shall have the right to prepay at any time and from time to time, in advance of the respective Maturity Date, without premium or penalty (but the entire Fee shall be due and payable), all or part of the then outstanding Principal Amount and other amounts due and owing. Each payment shall be applied first to the principal balance due. The Maturity Date for any Draw and the term of this Note may be extended with the approval of all parties.

3.	Rate of Interest/Fee:

Maker shall pay to Payee a flat fee ("Fee") often percent (10%) of the Principal Amount, due and payable on the Maturity Date, which Fee shall be deemed earned at the time of the initial funding of the loan.

4.	Additional Compensation:

Maker shall issue to Payee or Payee's designee a number of Warrants, equal to a ratio of 1:2 of the Principal Amount warrants convertible into common stock of Maker at an exercise price of $0.075 for five years from the date hereof (i.e., 50,000 warrants for a loan of $100,000).

5.	Late Fee/ Automatic Extension:

If the total obligation is not paid on or before the Maturity Date, a late fee ("Late Fee") of ten percent ( 10%) of the amount outstanding hereunder shall be due and owing, in which case, Maker shall have an additional ten (10) business days in which to pay the total amount owed (Principal Amount, Fee, Late Fee and any collection costs). If the Note and all amounts, fees and costs due hereunder are not paid within such additional 10 business day period, an additional ten percent (1 0%) on the total amount due and owing shall become due and payable whether or not Payee shall have commenced any enforcement action, including, without limitation, the filing of the Confession of Judgment. Thereafter, in addition to the Default Interest, additional late fees shall accrue at the rate of ten percent (l0) of the amount then outstanding every 30 calendar days.

6.	Security Interest

This note is an unsecured obligation of Maker.

7.	Events of Default

The following shall constitute Events of Default hereunder:

(a)       If Maker defaults in the payment of any amount due on this Note or any other obligation of Maker when due and payable and such default shall continue for a period of five (5) business days; and

(b)       If Maker shall (i) make a general assignment for the benefit of creditors, or (ii) apply for or consent to the appointment of a receiver, trustee or liquidator for itself or all or a substantial part of its assets, or (iii) be adjudicated a bankrupt or insolvent, or (iv) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether Federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether Federal or state) relating to relief of debtors, or (v) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves an involuntary petition seeking reorganization of Maker, or appoints, pursuant to such a petition, a receiver, trustee or liquidator for it or all or a substantial part of its assets.

8.	Remedies

(a)       Upon the happening of an Event of Default, Payee may, in Payee's sole and absolute discretion and without notice or demand to Maker, declare the entire amount of principal and interest thereon remaining outstanding hereunder immediately due and payable, whereupon, the same shall forthwith become and be due and payable without any presentment, demand or notice of any kind, all of which are expressly waived by Maker.

(b)       If an Event of Default shall occur, the Maker shall pay the Payee, on demand by the Payee, all reasonable costs and expenses incurred by the Payee in connection with the collection and enforcement of this Note, including reasonable attorney's fees.

(c)       Upon an event of default, all amounts outstanding shall bear interest at the default interest rate of twenty eight percent 28% per annum until paid in full.

9.	Miscellaneous

(a)       This Note shall be deemed to be made and entered into under the laws of the Commonwealth of Virginia and for all purposes shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, but not with respect to the law of conflicts.

(b)       This Note shall be binding upon Maker and Maker's successors and assigns and shall inure to the benefit of Payee and Payee's successors and assigns; and each reference herein to Maker or to Payee shall, except where the context shall otherwise require, be deemed to include its respective successors and assigns. Notwithstanding the foregoing, Maker shall not have any right to assign his obligations hereunder without Payee's prior written consent and Payee may not assign its interests hereunder without Maker's prior written consent.

(c)       Any failure by Payee to exercise any right or remedy hereunder shall not constitute a waiver of the right to exercise the same or any other right or remedy at any subsequent time, and no single or partial exercise of any right or remedy shall preclude other or further exercise of the same or any other right or remedy.

(d)       None of the terms and provisions hereof may be waived, altered, modified, or amended except by an agreement in writing signed by Maker and Payee.

CONFESSION OF JUDGMENT

In the event Innolog Holdings Corporation or Innovative Logistics Techniques, Inc. (together "Debtor") default(s) hereunder, Debtor authorizes any attorney admitted to practice before any court of record in the United States to appear on Debtor's behalf in any court having jurisdiction in one or more proceedings, or before any clerk or other court official, and to CONFESS JUDGMENT AGAINST DEBTOR, WITHOUT PRIOR NOTICE OR OPPORTUNITY FOR PRIOR HEARING, in your favor for the unpaid balance due under this Agreement, including interest and all fees specified herein, court costs, expenses and reasonable attorney's fees of up to 20 percent of the total amount then due under this Agreement, less credit for payments made. Debtor waives the benefit of every law, ordinance, or rule of court that gives Debtor any right or privilege of exemption, summons and other process, that lawfully may be waived; all heirs and rights of appeal, homestead rights, stay of execution or stay of supplementary proceedings, or other relief from the enforcement or immediate enforcement of a judgment or related proceedings on a judgment. The authority and power to appear for and enter judgment against Debtor will not be exhausted by one or more exercises, or by any imperfect exercise, and will not be extinguished by any judgment entered; such authority and power may be exercised one or more times, from time to time, in the same or different jurisdictions, as often as you deem necessary or advisable.

IN WITNESS WHEREOF, Maker has caused this Promissory Note to be executed as of the day and year first above written by its duly authorized an empowered officer or representative.

Innolog Holdings Corporation
Richard Stewart, Executive Vice President

Innovative Logistics, Techniques, Inc.
Richard Stewart, Executive Vice President